                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*



                               Brookstone, Inc.
                   ----------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $.001 per share
   ------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  114537 10 3
                     ------------------------------------
                                (CUSIP Number)


                               September 8, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                 [_] Rule 13d-1(b)

                                 [X] Rule 13d-1(c)

                                 [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 114537 10 3             13G                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Tyler Capital Fund, L.P.
          EIN No.: 04-2989463
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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-----------------------                                  ---------------------
  CUSIP NO. 114537 10 3             13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BCIP Associates
              EIN No.: 04-3109427
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

            Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 114537 10 3             13G                    PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BCIP Trust Associates, L.P.
              EIN No.: 04-3109428
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

            Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
           PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).  Name of Issuer

   The name of the issuer to which this filing on Schedule 13G relates is Brookstone, Inc. (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices

   The principal executive offices of the Company are located at 17 Riverside Street, Nashua, New Hampshire 03062.

Item 2(a).  Name of Person Filing

   This Statement is being filed on behalf of Tyler Capital Fund, L.P. ("Tyler"), BCIP Associates ("BCIP"), and BCIP Trust Associates, L.P. ("BCIP Associates") (collectively, the "Reporting Persons"). Tyler is the successor by merger of Tyler and Tyler Massachusetts, L.P. and by merger of Tyler and Tyler International L.P.-II. Bain Venture Capital, a California Limited Partnership ("BVC"), is the general partner of Tyler. Each of Joshua Bekenstein, Paul Edgerley, Robert C. Gay, Adam Kirsch, W. Mitt Romney, and Robert White is a general partner of BVC. Each of W. Mitt Romney and Joshua Bekenstein is also a member of the Management Committee of BCIP and BCIP Associates.

Item 2(b).  Address of Principal Business Office or, if none, Residence

   The principal business address of each of the Reporting Persons listed in
Item 2(a) is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.

Item 2(c).  Citizenship

   Tyler, BCIP, and BCIP Associates are organized under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities

   The class of equity securities of the Company to which this filing on
Schedule 13G relates is Common Stock, par value $.001 per share.

Item 2(e).  CUSIP Number

   The CUSIP number of the Company's Common Stock is 114537 10 3.

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable.

(a)  [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
     78o).
(b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 73c).
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8).
(e)  [ ]  An investment adviser in accordance with (S)13d-1(b)(1)(ii)(E).
(f)  [ ]  An employee benefit plan or endowment fund in accordance with
     (S)240.13d-1(b)(1)(ii)(F).
(g)  [ ]  A parent holding company or control person in accordance with
     (S)240.13d-1(b)(1)(ii)(G).
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)  [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

     [x]  If this statement is filed pursuant to '240.13d-1(c), check this box.


Item 4.  Ownership
Item 4(a).  Amount beneficially owned

     None

Item 4(b).  Percent of Class

     0.0%


Item 4(c).  Number of shares as to which such person has:

     (i)    sole power to vote or to direct the vote:                 None
     (ii)   shared power to vote or to direct the vote:               None
     (iii)  sole power to dispose or to direct the disposition of:    None
     (iv)   shared power to dispose or to direct the disposition of:  None

Item 5.  Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable.


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.


Item 10. Certification

     Inasmuch as the Reporting Persons are no longer the beneficial owners of more than five percent of the number of Shares outstanding, the Reporting Persons have no further reporting obligation under Section 13 of the Securities and Exchange Act of 1934, and the Reporting Persons have no obligation to amend this Statement if any material change occurs in the facts set forth herein.

   After reasonable inquiry to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 24, 1999

                              TYLER CAPITAL FUND, L.P.

                              By: Bain Venture Capital, a California Limited Partnership

                              By:  /s/ Joshua Bekenstein
                                 ---------------------------------
                                   Title:  General Partner



                              BCIP ASSOCIATES

                              By:  /s/ Joshua Bekenstein
                                 ---------------------------------
                                   Title:  Authorized Partner



                              BCIP TRUST ASSOCIATES, L.P.

                              By:  /s/ Joshua Bekenstein
                                 ---------------------------------
                                   Title:  Authorized Partner